Exhibit 99.(a)(1)(d)

STANDARD TERMS OF EXECUTIVE AWARDS GRANTED UNDER
THE 2008 STOCK OPTION EXCHANGE PROGRAM
OF THE 2004 SYPRIS EQUITY PLAN

1. Purpose of the Program.  The Company’s 2008 Stock Option Exchange Program (the “Program”) under the 2004 Sypris Equity Plan (“Plan”) shall be effective for all Awards to executive officers and directors incorporating these Terms.  The purpose of the Program is to advance the Company’s growth and prosperity by providing meaningful long-term financial incentives to its executives and certain other key employees, and to further the Company’s philosophy of equity ownership and incentives.

2. Eligible Grant. “Eligible Grant” means any previous grant of stock options under any of the Company’s stock option or equity plans, if: a) 100% of the stock options awarded in such grant were fully vested on March 31, 2008, and b) the exercise price of such options is above $4.31 per share.

3. Eligible Options.  “Eligible Options” means all stock options awarded in any Eligible Grant.

4. New Shares.                                           Each “New Share” is one fully vested Share of the Common Stock.

5. New Options. Each “New Option” is the right to purchase one Option Share at the Option Price, from the Grant Date until its Expiration Date or forfeiture (subject to adjustments per the Plan).  Options must be exercised with 48 hours advance written notice, unless waived by the Company.

5.1.
Option Price.  “Option Price” means $4.31 per Share (the last closing price per Option Share prior to the opening of business on March 31, 2008 (“the Grant Date”)).  The Option Price is payable to the Company in cash or any other method of payment authorized by the Committee in its discretion, which may include Stock (valued as the closing price per Share on the exercise date) or vested options (valued as the closing price per Share on the exercise date, less the Option Price), in each case in accordance with applicable Rules.  Similarly, the Participant must arrange for tax withholding in accordance with applicable Rules, to the satisfaction of the Committee.

5.2.
Option Shares.  Initially, each “Option Share” is one Share of the Common Stock (subject to adjustments per the Plan).  Option Shares may be certificated upon request, with any legends required by applicable Rules.

5.3.	Option Vesting. All New Options are 100% vested on the Grant Date.

5.4.	Expiration Date. Each New Option's "Expiration Date" will be March 30, 2012.

6. Award of Exchange Rights.  With respect to each Eligible Grant, in exchange for all Eligible Options in such grant, the Company hereby awards (“Awards”) to the Participant named on Exhibit A, either:

6.1.
New Options:  the number of New Options specified on Exhibit A in connection with any Eligible Grant, for which the Participant has elected Exchange #2 – “New Options”, on the last duly executed form of Exhibit A received by the Company on or before May 1, 2008 at 5:00 p.m. EST; or

6.2.
New Shares:  the number of New Shares specified on Exhibit A in connection with any Eligible Grant, for which the Participant has elected Exchange #3 – “New Stock”, on the last duly executed form of Exhibit A received by the Company on or before May 1, 2008 at 5:00 p.m. EST.

6.3.
No Change.  In the alternative, the Participant shall retain all Eligible Options specified on Exhibit A in connection with all such Eligible Grants if Participant has validly withdrawn from the Program, or all those Eligible Options included in any Eligible Grants for which the Participant has elected Exchange #1 – “No Change”, on the last duly executed form of Exhibit A received by the Company on or before May 1, 2008 at 5:00 p.m. EST which has not been withdrawn.

7. Retirement, Death or Disability.  In the event of any retirement after age 65 or qualification to receive long-term disability benefits under the Company’s then current policies, such retirement or disability period shall be treated as a period of employment for purposes of any exercise rights. In the event of death, the Participant’s representative or estate shall have one (1) year in which to exercise any New Options prior to their Expiration Date.

8. Leaves of Absence.  The Committee may in its discretion treat all or any portion of any period during which a Participant is on military or other approved leave of absence as a period of employment for purposes of the accrual of rights hereunder.

9. Other Terminations.  If employment is terminated other than for retirement, death or disability, the Participant will have up to thirty (30) days in which to exercise any New Options prior to their Expiration Date.

10. Administration.  The Committee shall have complete authority to administer or interpret the Program or any Award, to prescribe, amend and rescind rules and regulations relating thereto, and to make all other determinations necessary or advisable for the administration of the Program or any Award Agreements (including to establish or amend any rules regarding the Program that are necessary or advisable to comply with, or qualify under, any applicable law, listing requirement, regulation or policy of any entity, agency, organization, governmental entity, or the Company, in the Committee’s sole discretion (“Rule”)).  In addition, with respect to any future grants or the unvested portion of any Awards, the Committee may amend or terminate these Terms or any Awards, in its sole discretion without the consent of any employee or beneficiary, subject to applicable Rules, at any time and from time-to-time.  With respect to any amendment, action or approval hereunder, the Committee may require the approval of any other persons or entities, pursuant to applicable Rules.  The decisions of the Committee in interpreting and applying the Program will be final.

11. Miscellaneous.  Unless otherwise specified, all capitalized terms herein shall have the meanings assigned to them in the Plan or in this Award Agreement.

11.1.
No Other Rights.  The Awards include no other rights beyond those expressly provided in the Plan, the Program or this Award Agreement. Awards are non-assignable and non-transferable except by will or the laws of descent and distribution, unless otherwise approved by the Committee.

11.2.	Taxes. The Participant must pay in cash, surrender Shares or Options of then-equivalent value, or otherwise arrange (to the Committee’s satisfaction) for all tax withholding obligations.

11.3.	Delegation. The Committee may delegate any portion of their responsibilities and powers to one or more persons selected by them, subject to applicable Rules and revocation at any time.

SYPRIS SOLUTIONS, INC.

By:/s/ Jeffrey T. Gill
Jeffrey T. Gill
President & Chief Executive Officer

Note: The past performance of the Company's stock is no guarantee of its likely future performance.  Please read the "Offer to Exchange" carefully before making your election.  This offer expires May 1, 2008.

Exhibit A- Election Form									Alternative Stock Price Scenarios
				SYPR's closing stock price on 3-28-08:						$4.31	$4.31		$4.31	$4.31		$4.31	$4.31
Participant Summary				If SYPR's stock price is:					$7.00	$7.00	$7.00	$12.00	$12.00	$12.00	$18.00	$18.00	$18.00
				After tax (assumed tax rate of 40%):					60%	60%	60%	60%	60%	60%	60%	60%	60%
						1	2	3
*	Grant	Expiration	Shares	Grant Price	Granted	(Vested) No Change	New Options	New Stock	1 - No Change	2 - New Options	3-New Stock	1 - No Change	2 - New Options	3-New Stock	1 - No Change	2 - New Options	3-New Stock
Example
	2/25/03	2/24/11	2,400	$8.25	2,400	1,920	-	-	$-	$-	$-	$5,400	$-	$-	$14,040	$-	$-
	2/25/03	2/24/11	10,000	$8.25	10,000	8,000	-	-	$-	$-	$-	$22,500	$-	$-	$58,500	$-	$-
	2/26/03	2/25/11	39,000	$8.27	39,000	31,200	-	-	$-	$-	$-	$87,282	$-	$-	$227,682	$-	$-
	3/2/06	3/1/12	12,500	$10.36	12,500	-	-	-	$-	$-	$-	$12,300	$-	$-	$57,300	$-	$-
		Not eligible:			63,900	41,120			$-			$127,482			$357,522

	2/27/01	2/26/09	25,000	$6.25	25,000	25,000	4,994	1,415	$11,250	$8,060	$7,466	$86,250	$23,042	$14,541	$176,250	$41,021	$23,031
	5/11/07	5/14/11	27,055	$7.90	27,055	27,055	12,220	3,463	$-	$19,723	$18,271	$66,555	$56,383	$35,586	$163,953	$100,375	$56,364
		Eligible:			52,055	52,055	17,214	4,878	11,250	27,783	25,736	152,805	79,425	50,126	340,203	141,396	79,394

*-In each unshaded box please indicate your election of: (1) no change, (2) new options, or (3) new stock.

Participant Signature:_____________________________